AXA EQUITABLE LIFE INSURANCE COMPANY

AMENDMENT TO

FUND PARTICIPATION AND SERVICE AGREEMENT

THIS AMENDMENT (“Amendment”) amends the FUND PARTICIPATION AND SERVICE AGREEMENT dated January 2, 2013 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of September 10, 2020 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (“Insurance Company”); AMERICAN FUNDS DISTRIBUTORS, INC. (“AFD”); AMERICAN FUNDS SERVICE COMPANY (“Transfer Agent”); CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”); and the AMERICAN FUNDS INSURANCE SERIES (the “Series”). Capitalized terms not defined herein shall have the same meaning assigned to them in the Agreement.

WHEREAS, the Insurance Company, AFD, Transfer Agent, CRMC, and the Series desire to amend the Agreement by the addition of the Confidentiality Section as further described below; and

WHEREAS, on or prior to June 15, 2020, Insurance Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.	CONFIDENTIALITY.

1.1 Defined. As used herein, AFD, Transfer Agent, CRMC, and the Series’ “Confidential Information” will mean all materials furnished by AFD, Transfer Agent, CRMC, or the Series whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”. As used herein, the Insurance Company “Confidential Information” will mean information or materials about the Insurance Company or any of its affiliates, whether or not proprietary to the Insurance Company or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the Insurance Company, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. The Insurance Company’s Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Insurance Company or any of its affiliates, as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (collectively, “Personal Information”) and information, directly or indirectly, derived by or on behalf of AFD, Transfer Agent, CRMC, or the Series from the Insurance Company Confidential Information, using the Insurance Company Confidential Information exclusively or combined with other information, and information obtained by AFD, Transfer Agent, CRMC, or the Series from third parties to expand upon, support or elucidate the Insurance Company’s Confidential Information and summaries and analyses of or involving the Insurance Company’s Confidential Information.

1.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Receiving Party use less than reasonable care. The Receiving Party will only use, collect, retain, disclose or reproduce the Disclosing Party’s Confidential Information solely to the extent necessary to enable the Receiving Party to fulfill its obligations under the Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by the Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, Receiving Party will have the right to provide the Agreement, to any of its affiliates. The Receiving Party shall notify the Disclosing Party in writing promptly within 24 hours or no later than state, fed or regulatory requirements of any breach or suspected breach of this Section 1 of which Receiving Party becomes aware. Notifications to Insurance Company, must be sent to PrivacyOffice@equitable.com. Any use by the Receiving Party of the Disclosing Party’s Confidential Information shall be in compliance with all applicable federal, state and local laws and regulations.

1.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by the Agreement. As it relates to such authorized subcontractors, agents or representatives, each such person must execute a written confidentiality agreement with Receiving Party on substantially the same terms and conditions as set forth in this Section. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of its obligations hereunder.

1.4 Information Security Program. AFD, Transfer Agent, CRMC, and the Series through their parent company, The Capital Group Companies, Inc. (“Capital Group”) has adopted and implemented, and maintains, a comprehensive information security program (“AFD, Transfer Agent, CRMC, and the Series’ Information Security Programs”) incorporating administrative, technical, and physical safeguards to reasonably (a) ensure the confidentiality of Personal Information in its possession or control; (b) protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) protect against unauthorized access to or use of Personal Information, including without limitation programs to train AFD, Transfer Agent, CRMC, and the Series’ personnel and agents in safeguarding the same, (d) prevent the loss, destruction or alteration of the Insurance Company’s Confidential Information, and (e) subject to Section 1.9 below destroy all electronic and hard-copy materials containing the Insurance Company Confidential Information which AFD, Transfer Agent, CRMC, or the Series are permitted or required to destroy hereunder in a safe and secure manner.

1.5 Reviews. AFD, Transfer Agent, CRMC, and the Series through Capital Group shall regularly audit and review the AFD, Transfer Agent, CRMC, and the Series’ Information Security Programs to ensure its continued effectiveness to safeguard the Insurance Company’s Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to the Insurance Company’s Personal Information. AFD, Transfer Agent, CRMC, or the Series shall promptly notify the Company of any material changes to the AFD, Transfer Agent, CRMC, or the Series’ Information Security Programs and will promptly answer inquiries from the Insurance Company about AFD, Transfer Agent, CRMC, or the Series’ Information Security Programs and provide the Insurance Company, on request, with a written copy of its current data security policies and procedures relating to AFD, Transfer Agent, CRMC, or the Series Information Security Programs and any modifications, additions and/or amendments thereto, together with such supporting materials including without limitation plans, studies, reviews, audits, audit trails and/or assessments, as the Insurance Company may from time to time reasonably request.

1.7 Mitigation. AFD, Transfer Agent, CRMC, and the Series understand and acknowledge that any security breach of Personal Information may impose obligations on the Insurance Company to notify affected individuals as well as regulators of such security breach and take reasonable steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. AFD, Transfer Agent, CRMC, and the Series agree to reasonably cooperate with and assist the Insurance Company in meeting all such obligations.

1.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)        is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)        at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking as evidenced in writing;

(3)        is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or (4)        is developed by Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

1.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, unless otherwise prohibited by law Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

1.10 Return of Confidential Information. Except as otherwise expressly provided in the Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of the Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within ten (10) days after its receipt of a written request from the Disclosing Party for such a certification. Notwithstanding anything to the contrary in this section, Receiving Party may retain a copy of the Disclosing Party’s Confidential Information if required for regulatory compliance or internal audit purposes, provided that such information shall remain subject to the confidentiality and non-use obligations set forth in the Agreement.

1.11Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers: To the extent applicable, AFD, Transfer Agent, CRMC, and the Series warrant and represent that each will ensure its third-party suppliers, sub- contractors, sub-servicers and/or Hosting provider that has access to Insurance Company Confidential Information adhere to AFD, Transfer Agent, CRMC, and the Series’ obligation of ensuring its continued effectiveness to safeguard the Insurance Company Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards consistent with Section 1.4 (Information Security Program) above. AFD, Transfer Agent, CRMC, and the Series shall periodically perform an audit and review their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers’ controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

2.     All references to AXA Equitable Life Insurance Company in the Agreement shall mean to refer to Equitable Financial Life Insurance Company.

3.     The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect. For the avoidance of doubt, if there is a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern.

4.     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

5.     This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of AFD, Transfer Agent, CRMC, and the Series, and the Insurance Company and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE		AMERICAN FUNDS DISTRIBUTORS, INC.:
COMPANY:

By:		By:

Name:	Kenneth Kozlowski	Name:	Timothy W. McHale

Title:	Managing Director	Title:	Secretary

Date	9/25/2020 | 10:18 AM EDT	Date
Signed:		Signed:	September 18, 2020

AMERICAN FUNDS SERVICE COMPANY:		CAPITAL RESEARCH AND MANAGEMENT
COMPANY:

By:		By:

Name:	Kenneth R. Gorvetzian	Name:	Maria Thelma Manotok Pathria

Title:	Authorized Signatory	Title:	Senior Vice President & Senior Counsel

Date		Date
Signed:	September 18, 2020	Signed:	14 September 2020

AMERICAN FUNDS INSURANCE SERIES:

By:

Name:	Maria Thelma Manotok Pathria

Title:	EVP & Principal Executive Officer

Date
Signed:	14 September 2020